                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           UCAR INTERNATIONAL INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[UCAR LOGO]

                  UCAR INTERNATIONAL INC.

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MAY 11, 1999 AND
                       PROXY STATEMENT






                                                                  March 26, 1999

                                ADMISSION TICKET

                            UCAR INTERNATIONAL INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            MAY 11, 1999 AT 10:00 AM
                          LOEWS VANDERBILT PLAZA HOTEL
                              2100 WEST END AVENUE
                              NASHVILLE, TENNESSEE

           PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

          Name of Stockholder: _______________________________________
                               ---------------------------------------

          Address: ___________________________________________________
                   ---------------------------------------------------
                       (See reverse side for directions)

FROM THE NORTH ON I-24 OR I-65:
Take I-24 or I-65 South until you reach I-265/Memphis. Take I-265 toward Memphis until you reach I-40. Take I-40 East/Nashville to Exit 209B, Broadway. Turn right onto Broadway at the traffic light. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

FROM THE SOUTH ON I-24 OR I-65:
Take I-24 West or I-65 North to I-40. Take I-40 West to Exit 209A, Broadway. Turn left onto Broadway. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

FROM THE EAST ON I-40 (INCLUDING NASHVILLE INTERNATIONAL AIRPORT):
Take I-40 West to Exit 209A, Broadway. Turn left onto Broadway. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

FROM THE WEST ON I-40:
Take I-40 East/Nashville to Exit 209B, Broadway. Turn right onto Broadway at the traffic light. Veer right at fork in road onto West End Avenue. Hotel will be on your right just past 21st Avenue.

[UCAR LOGO]

UCAR INTERNATIONAL INC.   Suite 1100, 3102 West End Avenue, Nashville, TN 37203

ROBERT D. KENNEDY
Chairman of the Board



                                                                  March 26, 1999

Fellow Stockholders:

     It is my pleasure to invite you to our annual meeting, which will be held on Tuesday, May 11, 1999, at 10:00 a.m., at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee.

     In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark, sign and promptly return the enclosed proxy card to ensure that your shares are represented at the meeting.

     We hope that many of you will be able to attend our annual meeting in person. If you wish to do so, please write your name, where indicated, on the enclosed ticket and bring it with you to the meeting.

     For those of you who will be unable to attend, as well as those of you who plan to join us at our annual meeting, it is my pleasure to introduce you to your new management team. The team includes Gilbert E. Playford, who joined us in June 1998 as President, Chief Executive Officer and a member of UCAR's Board of Directors, Craig S. Shular, who joined us in January 1999 as Vice President and Chief Financial Officer, Peter B. Mancino who continues as Vice President, General Counsel and Secretary, and Corrado F. De Gasperis, who joined us in June 1998 as Controller. Please join me in welcoming them to their positions. It is also my pleasure to introduce you to Thomas Marshall who joined UCAR's Board of Directors in July 1998 and Michael C. Nahl who joined UCAR's Board of Directors in January 1999. We look forward to their business experience and leadership skills.

     We appreciate the continuing interest of our stockholders in our business, and we look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Robert D. Kennedy

                                          Chairman of the Board

[UCAR LOGO]

UCAR INTERNATIONAL INC.   Suite 1100, 3102 West End Avenue, Nashville, TN 37203

PETER B. MANCINO
Vice President,
General Counsel
and Secretary

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 1999

     The annual meeting of stockholders of UCAR International Inc. will be held at 10:00 a.m. on Tuesday, May 11, 1999, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, for the following purposes:

          1. To elect 7 directors to serve on UCAR's Board of Directors until the annual meeting of stockholders for 2000.

          2. To transact such other business as may properly come before the meeting.

     To ensure that your shares are represented at the meeting in the event that you do not attend, please mark and sign the enclosed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ Peter B. Mancino

                                          Vice President, General Counsel and
                                          Secretary

     Date: March 26, 1999

[UCAR LOGO]

UCAR INTERNATIONAL INC.   Suite 1100, 3102 West End Avenue, Nashville, TN 37203

                                PROXY STATEMENT
                  FOR ANNUAL MEETING OF STOCKHOLDERS FOR 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
General Information for Stockholders.......................................................................     1
  Purpose of Proxy.........................................................................................     1
  How to Vote..............................................................................................     1
  Matters to Be Submitted to a Vote........................................................................     1
  Revoking Proxies.........................................................................................     1
  Naming Other Proxies.....................................................................................     1
  Who May Vote.............................................................................................     1
  Savings Plan Participants................................................................................     1
Election of Directors......................................................................................     1
  Nominees.................................................................................................     1
  Meetings of the Board....................................................................................     2
  Committees of the Board..................................................................................     3
  Director Compensation....................................................................................     3
  Stock Ownership Guidelines for Directors and Senior Management...........................................     4
  Executive Officer Compensation...........................................................................     4
  Compensation Committee Interlocks and Insider Participation..............................................    11
  Report on Executive Compensation.........................................................................    11
  Performance Graph........................................................................................    13
  Security Ownership of Management and Certain Beneficial Owners...........................................    13
  Section 16(a) Beneficial Ownership Reporting Compliance..................................................    15
  Certain Transactions.....................................................................................    15
Stockholder Proposals for the Annual Meeting of Stockholders for 2000......................................    15
Independent Public Accountants.............................................................................    16
Other Information..........................................................................................    16

GENERAL INFORMATION FOR STOCKHOLDERS

     PURPOSE OF PROXY. This proxy statement and the enclosed proxy card relate to the annual meeting of stockholders of UCAR International Inc., a Delaware corporation ("UCAR"and, together with its subsidiaries, the "UCAR GROUP," "WE"or "US"), for 1999. UCAR's Board of Directors is soliciting proxies from stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the meeting, whether or not he or she attends in person. This proxy statement and the enclosed proxy card are being mailed to stockholders beginning on or about March 26, 1999.

     HOW TO VOTE. You may vote on each matter to be submitted to a vote of stockholders at the meeting by marking the appropriate box on the proxy card, signing it and returning it in the enclosed envelope. When the proxy card is properly signed and returned by you, your shares will be voted at the meeting by the proxyholders named on the proxy card in accordance with your directions. If you return the proxy card without marking a box for a specified matter, your shares will be voted on that matter as recommended by UCAR's Board of Directors.

     MATTERS TO BE SUBMITTED TO A VOTE. The only matter known to management to be submitted to a vote of stockholders at the meeting is the election of directors. When you sign and return a proxy card, your proxy card gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on any other business that may come before the meeting. Unless you specify otherwise, your shares will be voted on any other business as recommended by UCAR's Board of Directors.

     REVOKING PROXIES. If you sign and return a proxy card, you may revoke it or submit a revised one at any time before the vote to which the proxy card relates. You may also vote by ballot at the meeting. If you vote by ballot, you will thereby cancel any proxy which you previously returned as to any matter on which you vote by ballot.

     NAMING OTHER PROXIES. You may designate as your proxy someone other than those named on the enclosed proxy card by crossing out those names and inserting the name(s) of the person(s) you wish to have act as your proxy. No more than three persons should be so designated. In such a case, you must deliver the proxy card to the person(s) you designated and they must be present and vote at the meeting. Proxy cards on which other proxyholders have been designated should not be mailed or delivered to us.

     WHO MAY VOTE. Stockholders as of the close of business on March 19, 1999 are entitled to notice of and to vote at our annual meeting. Each share of common stock, par value $.01 per share, of UCAR is entitled to one vote. As of March 1, 1999, 45,212,334 shares of common stock were outstanding. Those shares were held by 72 stockholders of record.

     SAVINGS PLAN PARTICIPANTS. If you participate in the UCAR Carbon Savings Plan (the "SAVINGS PLAN"), your proxy card will represent both the number of shares registered in your name and the number of shares allocated to your account in the Savings Plan. All of these shares will be voted by the trustee for the Savings Plan in accordance with your directions on the proxy card signed and returned by you.

ELECTION OF DIRECTORS

     NOMINEES. Unless you specify otherwise, your shares represented by a proxy card signed and returned by you will be voted for the election to UCAR's Board of Directors of each of the seven nominees listed below. UCAR'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

     The seven nominees listed below were unanimously nominated by UCAR's Board of Directors. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director for one year until his successor is elected at the next annual meeting of stockholders or until his earlier removal or resignation. If any of the nominees is not available for election at the time of our annual meeting, discretionary authority will be exercised to vote for substitutes designated by UCAR's Board of Directors unless UCAR's Board of Directors chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable. The ages of the nominees are given as of March 1, 1999.

    Robert D. Kennedy, age 66, became a director in June 1990. He was elected Chairman of the Board in March 1998. Mr. Kennedy served as Chief Executive Officer from March 1998 until June 1998. We are the successor to the Carbon Products Division of Union Carbide Corporation ("UNION CARBIDE"). Mr. Kennedy joined Union Carbide in 1955 and held various marketing and management positions in the United States and Europe. He was Senior Vice President of Union Carbide from 1981 to 1985. In 1985,
    Mr. Kennedy was elected a director and President of Union Carbide. In 1986, he was elected Chief Executive Officer and Chairman of the Board of Union Carbide. Mr. Kennedy retired as Chief Executive Officer and President of Union Carbide in April 1995 and as Chairman of the Board (but not as a director) of Union Carbide in December 1995. Mr. Kennedy is also a director of Union Camp Corporation, Sun Company, Inc., K-Mart Corp., LionOre Mining International Ltd. and General Signal Corporation.

    R. Eugene Cartledge, age 69, became a director in February 1996. From 1986 until his retirement in 1994, he was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries, Inc. in December 1997. He is a director of Union Camp Corporation, Chase Brass Industries, Inc., Sun Company, Inc., Delta Air Lines, Inc. and Blount, Inc.

    Alec Flamm, age 72, became a director in April 1998. From January 1982 to August 1985, Mr. Flamm served as President and Chief Operating Officer of Union Carbide. Mr. Flamm joined Union Carbide in 1949 and held various marketing and management positions. He retired as a Vice Chairman and a director of Union Carbide in March 1986. Mr. Flamm served Union Carbide as Vice Chairman from August 1985 and as a director from 1981.

    John R. Hall, age 66, became a director in November 1995. Since July 1997, he has been the non-employee Chairman of Arch Coal, Inc. He retired as Chairman effective January 31, 1997 and as Chief Executive Officer effective October 1, 1996 of Ashland Inc., which positions he had held since 1981.
    Mr. Hall served in various engineering and managerial capacities at Ashland Inc. since 1957. Mr. Hall is a director of Banc One Corporation, Canada Life Assurance Company, CSX Corporation, Humana Inc., Reynolds Metals Company, Arch Coal Inc. and USEC Inc.

    Thomas Marshall, age 70, became a director in June 1998. He retired in 1995 as Chairman of the Board and Chief Executive Officer of Aristech Chemical Corporation, a spinoff of USX Corp., which positions he had held since 1986. Mr. Marshall had previously served in various positions, including Executive Vice President and Chief Operating Officer--Manufacturing, Fabricating and Chemicals, for the former U.S. Steel Corp. Mr. Marshall serves on the Boards of Baron Enterprises and the National Flag Foundation. He is a trustee of the University of Pittsburgh and the trustee of the Thomas Marshall Foundation, which makes grants to organizations working to improve the quality of life for children and their families.

    Michael C. Nahl, age 56, became a director in January 1999. He is Senior Vice President and Chief Financial Officer of Albany International Corporation, a manufacturer of paper machine clothing, which are the belts of fabric that carry paper stock through the paper production process. He joined Albany International Corporation in 1981 as a Corporate Group Vice President and was appointed to his present position in 1983. Mr. Nahl is a member of the Chase Manhattan Bank Regional Advisory Board.

    Gilbert E. Playford, age 51, became a director in June 1998, when he joined UCAR as President and Chief Executive Officer. Prior to joining UCAR, he was the founder, President and Chief Executive Officer of LionOre Mining International Ltd., a Toronto Stock Exchange company engaged in mining nickel in Botswana and nickel/gold in Australia. Mr. Playford began his career in 1972 with Union Carbide in Canada. In 1989, after several years in Europe and Canada, he was appointed Corporate Vice President, Strategic Planning of Union Carbide. In 1990, he became Vice President, Corporate Holdings of Union Carbide. He assumed the additional responsibility of President and Chief Executive Officer of Union Carbide's Canadian subsidiary in 1991. Mr. Playford was named Vice President, Treasurer and Principal Financial Officer of Union Carbide in 1992 and took on additional duties as Vice President for Union Carbide's latex and paint business in 1993.
    Mr. Playford left Union Carbide in January 1996 to found LionOre Mining International Ltd., of which he continues to serve as a director and non-executive Chairman.

     MEETINGS OF THE BOARD. UCAR's Board of Directors met 11 times in 1998. Each director listed above who was then serving attended all of the meetings of UCAR's Board of Directors and the meetings of the committees of UCAR's Board of Directors of which he was a member, except for Mr. Hall who did not attend one meeting of UCAR's Board of Directors.

     COMMITTEES OF THE BOARD. UCAR's Board of Directors has three standing committees. The members of each committee at March 1, 1999, the number of meetings held by each committee in 1998 and the functions of each committee are described below. The chairman of each committee is indicated by an asterisk.

     Audit Committee, which held three meetings in 1998.

Members:     Messrs. Flamm*, Marshall and Nahl. No member of the committee may be an employee of the
             UCAR Group.

Functions:   Responsible for: policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors, the planning, scope, timing and cost of any audit and any other services the independent auditors may be asked to perform; reviewing with the independent auditors their report on the financial statements following completion of each such audit; and policies, procedures and other matters relating to business integrity, ethics and conflicts of interest.

Nominating Committee, which held two meetings in 1998.
Members:     Messrs. Kennedy, Flamm* and Nahl. On April 1, 1999, Mr. Kennedy will become the chairman of the committee.

Functions:   Responsible for: reviewing the criteria for election as a director of UCAR; and
             recommending individuals to UCAR's Board of Directors for election as directors of UCAR.

Organization, Compensation and Pension Committee, which held three meetings in 1998.
Members:     Messrs. Cartledge, Hall* and Marshall.

Functions:   Responsible for: policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually; policies, procedures and other matters relating to management development; reviewing, monitoring and recommending (for approval by UCAR's
             Board of Directors) plans with respect to succession of officers and other key employees;
             and administering and making awards under certain stock-based compensation plans.

     DIRECTOR COMPENSATION. Directors who are employees of the UCAR Group do not receive compensation for rendering services as directors. All directors are entitled to reimbursement for all expenses incurred for rendering services as directors. Directors who are not employees of the UCAR Group are entitled to receive the compensation described below.

Annual Retainer:               $25,000 ($27,000 if chairman of one or more committees).

Attendance Fee:                $1,000 for each meeting attended (but no more than one fee for multiple meetings held at the same time as a regular scheduled meeting of UCAR's
                               Board of Directors).

Restricted Stock Awards:       200 shares per year through 1999 awarded as described below.

Stock Option Grants:           Options for 5,000 shares upon initial election as director granted as described below.

     Restricted Stock. All directors who are not employees of the UCAR Group participate in a stock grant plan which provides that each director who was a participant on or before January 1, 1996 would be granted 1,000 shares of common stock, which have and will become nonforfeitable over five years at the rate of 200 shares per year on January 1 of each year commencing January 1, 1996. The plan further provides that a director who becomes a participant after January 1, 1996 will be granted that number of shares of common stock equal to 200 times the number of full or partial years between such date and December 31, 1999, which shares will become nonforfeitable in the same manner. If a participant ceases to be a director after age 65 or by reason of death or disability or in the event of a change in control, the shares that have not otherwise become nonforfeitable shall immediately become nonforfeitable. For this purpose, a change in control occurs on (i) the date on which any person beneficially owns more than 35% of the total voting power of UCAR or (ii) the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of UCAR, or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated ("INCUMBENT DIRECTORS"), cease to constitute a majority of UCAR's Board of Directors. The plan expires on January 1, 2000.

     Each participant in the plan has voting rights with respect to those shares which are nonforfeitable. On each date on which shares become nonforfeitable, a cash payment is made by the UCAR Group to the participants for the purpose of paying any federal, foreign or state income tax liabilities associated with the award of those shares.

     Stock Options. In 1998, UCAR's Board of Directors adopted a policy of awarding options to all directors who are not employees of the UCAR Group. Under the policy, each non-employee director serving on March 30, 1998 was granted a vested option to purchase 5,000 shares of common stock. Mr. Kennedy was not a non-employee director when the policy was adopted and did not receive such an option. In addition, under the policy, each person who, subsequent to March 30, 1998, became or becomes a non-employee director has been or will be granted an option to purchase 5,000 shares of common stock. These options vest one year after the date of grant so long as the director is then serving as a director. The exercise price per share of an option, for grants made prior to September 1998, was the average of the high and low trading prices for the 20 business days immediately preceding the date of grant and, for grants made after September 1998, is the closing sale price of a share of common stock on the last trading date preceding the date of grant. Options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the director ceases to be a director. Other provisions relating to the options are described below.

     STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND SENIOR MANAGEMENT. In 1998, UCAR's Board of Directors adopted guidelines for ownership of common stock by directors and senior management. Compliance with these guidelines by directors and senior management is voluntary.

     Under these guidelines, each non-employee director should, within a reasonable period of time after the later of the adoption of the guidelines or election as a director, own shares of common stock with a market value equal to at least $150,000. UCAR's Board of Directors has adopted a policy providing that the UCAR Group will not finance a director's purchase or holding of these shares.

     In addition, under the guidelines, each member of senior management should, within five years after the later of adoption of the guidelines or appointment as a member of senior management, own shares of common stock with a market value equal to his or her annual base salary (or, in the case of the chief executive officer, three times his annual base salary). All executive officers currently comply with the guidelines.

     EXECUTIVE OFFICER COMPENSATION. The following table sets forth certain information concerning compensation received by the chief executive officer of the UCAR Group at December 31, 1998 and each of the other four most highly compensated executive officers of the UCAR Group at December 31, 1998 who received total salary and bonus compensation in excess of $100,000 for services rendered in all capacities (including service as a director of UCAR or an officer or director of one or more of its subsidiaries) during UCAR's last fiscal year. The following table also sets forth certain information concerning compensation received by individuals who served as chief executive officer for any part of UCAR's last fiscal year and by certain individuals who would have otherwise been included in the following table if they were executive officers of the UCAR Group at December 31, 1998. Accordingly, certain information concerning compensation received by Robert P. Krass, former Chairman of the Board, Chief Executive Officer and President, and Robert J. Hart, former Chief Operating Officer and Senior Vice President, has been included in the following table. The individuals listed in the following table are sometimes called the "named executive officers."

                         SUMMARY COMPENSATION TABLE(A)

                                                                                                     LONG TERM COMPENSATION
                                                                                               -----------------------------------
                                                           ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                                             -----------------------------------------------   -----------------------   ---------
                                                                               OTHER           RESTRICTED   SECURITIES   LONG TERM
              NAME AND                                    VARIABLE            ANNUAL            STOCK       UNDERLYING     PLAN
        PRINCIPAL POSITIONS           YEAR    SALARY    COMPENSATION(B)    COMPENSATIONS(C)     AWARDS       OPTIONS     PAYOUTS
------------------------------------  ----   --------   ----------------   -----------------   ----------   ----------   ---------
Current executives:
Robert D. Kennedy ..................  1998   $405,455      $       --          $  17,184         $7,937       500,000          --
  Chairman of the Board from March
  1998 and Chief Executive Officer
  from March 1998 until June 1998

Gilbert E. Playford ................  1998    263,258              --             42,894             --       600,000          --
  President and Chief Executive
  Officer from June 1998

Peter B. Mancino ...................  1998    212,500         200,000             26,062             --       100,000          --
  Vice President, General Counsel     1997    196,667         425,800             45,242             --            --          --
  and Secretary                       1996    180,000         513,000             47,518             --            --          --

Hermanus L. Pretorius(e) ...........  1998    173,705              --             99,831             --        57,000          --
  Director, Electrode Operations,
  Europe and South Africa

Petrus J. Barnard ..................  1998    172,336              --             96,573             --        66,000          --
  Director, Electrode Operations,
  Americas

Former executives:
Robert P. Krass ....................  1998    107,955              --            213,083             --            --          --
  Chairman of the Board President     1997    525,000       1,540,875            227,866             --            --          --
  and Chief Executive Officer until   1996    525,000       1,608,250            232,504             --            --          --
  March 1998

Robert J. Hart .....................  1998     61,932              --            147,351             --            --          --
  Senior Vice President and Chief     1997    300,000         805,500            131,850             --            --          --
  Operating Officer until March 1998  1996    300,000         894,000            138,221             --            --          --


              NAME AND                 ALL OTHER
        PRINCIPAL POSITIONS           COMPENSATION(D)
------------------------------------  ----------------
Current executives:
Robert D. Kennedy ..................      $ 14,685
  Chairman of the Board from March
  1998 and Chief Executive Officer
  from March 1998 until June 1998

Gilbert E. Playford ................         8,977
  President and Chief Executive
  Officer from June 1998

Peter B. Mancino ...................       513,575
  Vice President, General Counsel           27,710
  and Secretary                             24,805

Hermanus L. Pretorius(e) ...........        42,290
  Director, Electrode Operations,
  Europe and South Africa

Petrus J. Barnard ..................        22,664
  Director, Electrode Operations,
  Americas

Former executives:
Robert P. Krass ....................        67,685
  Chairman of the Board President           69,318
  and Chief Executive Officer until         71,934
  March 1998

Robert J. Hart .....................        47,432
  Senior Vice President and Chief           53,234
  Operating Officer until March 1998        53,102

------------------
(a) Includes, for each year, compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions.

(b) Consists of cash bonuses under various plans or as otherwise approved by UCAR's Board of Directors.

(c) Includes, for 1998, 1997 and 1996 (as applicable), respectively: for
    Mr. Kennedy, $17,184, for Mr. Playford, $11,320, for Mr. Mancino, $9,245, $29,200 and $29,520, for Mr. Pretorius, $8,305, for Mr. Barnard, $7,568, for
    Mr. Krass, $4,750, $76,650 and $86,100, and for Mr. Hart, $2,771, $43,800
    and $49,200, of payments under a worldwide group profit sharing plan for 1998 and a U.S. group profit sharing plan for 1996 and 1997; for Mr. Playford, $740, for Mr. Mancino, $5,300, $5,145 and $7,250, for
    Mr. Barnard, $10,600, for Mr. Krass, $12,103, $15,000 and $12,050, and for
    Mr. Hart, $1,325, $5,145 and $7,250, of financial planning services and related tax advice and, in certain cases, tax return preparation services; for Mr. Playford, $5,350, for Mr. Mancino, $11,517, $10,897 and $10,748, for
    Mr. Barnard, $691, for Mr. Krass, $84,076, $136,216 and $134,354, and for
    Mr. Hart, $77,832, $82,905 and $81,771, of imputed interest income and reimbursement for tax liabilities on non-interest bearing loans made under various programs; for Mr. Playford, $25,484, of reimbursement for miscellaneous expenses and, if applicable, reimbursement for tax liabilities thereon; for Mr. Pretorius, $12,869, and for Mr. Barnard, $32,627, of reimbursement for relocation expenses and, if applicable, reimbursement for tax liabilities thereon; for Mr. Pretorius, $48,283 and for Mr. Barnard, $25,850, for allowances for international service; for Mr. Pretorius, $30,374, and for Mr. Barnard, $19,237, of reimbursement for miscellaneous expenses and, if applicable, reimbursement for tax liabilities thereon; and, for Mr. Krass, $112,154, and for Mr. Hart, $65,423, of accrued vacation paid in 1998.

(d) Includes, for 1998, 1997 and 1996 (as applicable), respectively: for
    Mr. Mancino, $24,619, $24,110 and $21,955, for Mr. Barnard, $16,664, for
    Mr. Krass, $61,685, $63,433 and $66,309, and for Mr. Hart, $41,522, $44,549
    and $44,540, for annual life insurance premiums paid on a split dollar life contract; for Mr. Playford, $8,977, for Mr. Mancino, $6,000, $3,600 and $2,850, for Mr. Barnard, $6,000, for Mr. Krass, $6,000, $5,885 and $5,625,
    and for Mr. Hart, $5,910, $8,685 and $8,562, for employer contributions to the Savings Plan; for Mr. Kennedy, $14,685, for services rendered as a non-employee director; for Mr. Mancino, $482,956, attributable to annuitization of non-funded retirement benefits and reimbursement for related tax liabilities for 1998; for Mr. Pretorius, $29,750, for education allowance; and, for Mr. Pretorius, $12,540, for housing subsidy. The amount of the whole life insurance portion reported as paid for the executive is the entire premium minus that portion of the premium actually paid by the executive. We recover our contributions following the latest of the executive's retirement, attainment of age 65 or fifteenth year of participation.

(e) The exchange rate used for Salary, Other Annual Compensation and All Other Compensation was an average exchange rate for the South African rand and the Swiss franc, as applicable.

     The following table sets forth certain information relating to options granted to the named executive officers during 1998.

                             OPTION GRANTS IN 1998

                                                                                                 POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                             VALUE AT
                                        ---------------------------------------------------    ASSUMED ANNUAL RATES OF
                                                      PERCENT OF                                        STOCK
                                        NUMBER OF      TOTAL                                    PRICE APPRECIATION FOR
                                        SECURITIES    OPTIONS                                           OPTION
                                        UNDERLYING    GRANTED TO    EXERCISE                             TERM
                                         OPTIONS      EMPLOYEES      PRICE       EXPIRATION    ------------------------
                NAME                     GRANTED      IN 1998       PER SHARE      DATE            5%           10%
-------------------------------------   ----------    ----------    ---------    ----------    ----------    ----------
Current executives:
Robert D. Kennedy....................    300,000(a)      11.3%       $ 34.36      03/18/08     $       --    $3,531,000
                                          66,666(b)       2.5          17.06      09/29/08        797,992     1,937,981
                                         133,334(b)       5.1          17.06      09/29/08      1,596,008     3,876,019

Gilbert E. Playford..................    200,000(c)       7.5          30.58      01/25/07             --     2,290,000
                                         100,000(c)       3.8          30.58      01/25/07             --     1,145,000
                                         100,000(b)       3.8          17.06      09/29/08      1,197,000     2,907,000
                                         200,000(b)       7.5          17.06      09/29/08      2,394,000     5,814,000

Peter B. Mancino.....................     33,333(b)       1.3          17.06      09/29/08        398,996       968,990
                                          66,667(b)       2.5          17.06      09/29/08        798,004     1,938,010

Hermanus L. Pretorius................     19,000(b)       0.7          17.06      09/29/08        227,430       552,330
                                          38,000(b)       1.5          17.06      09/29/08        454,860     1,104,660

Petrus J. Barnard....................     22,000(b)       0.8          17.06      09/29/08        263,340       639,540
                                          44,000(b)       1.7          17.06      09/29/08        526,680     1,279,080

Former executives:
Robert P. Krass......................           --         --             --            --             --            --

Robert J. Hart.......................           --         --             --            --             --            --

------------------

(a) Constitutes initial grant made to Mr. Kennedy upon his becoming Chairman and Chief Executive Officer in March 1998.

(b) Granted in September 1998. Vesting schedules are described under "Stock Options" below.

(c) Constitutes initial grant made to Mr. Playford upon his becoming Chief Executive Officer in June 1998.

     The following table sets forth certain information relating to the exercise of previously granted options by the named executive officers during 1998.

                      AGGREGATED OPTION EXERCISES IN 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

                                          NUMBER OF                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED IN THE
                                           SHARES                    UNDERLYING UNEXERCISED               MONEY OPTIONS
                                          ACQUIRED ON     VALUE      OPTIONS AT DECEMBER 31, 1998      AT DECEMBER 31, 1998
                 NAME                     EXERCISE       REALIZED    (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
---------------------------------------   -----------    --------    ----------------------------    -----------------------------
Current executives:
Robert D. Kennedy......................         --       $     --                --/500,000               $      ---/$150,000

Gilbert E. Playford....................         --             --                --/600,000                        --/225,000

Peter B. Mancino.......................      9,000        115,725           215,153/100,000                  2,196,712/75,000

Hermanus L. Pretorius..................         --             --             27,397/65,490                    228,673/78,383

Petrus J. Barnard......................         --             --            116,689/81,472                 1,140,345/156,419

Former executives:
Robert P. Krass........................         --             --                889,520/--                      9,081,999/--

Robert J. Hart.........................         --             --                293,962/--                      3,001,352/--

     Employment and Other Agreements. In June 1998, UCAR entered into a five-year employment agreement with Mr. Playford to serve as President and Chief Executive Officer. The agreement automatically renews for successive additional one-year terms, unless UCAR gives notice of non-renewal within 90 days prior to any renewal date or Mr. Playford gives notice of non-renewal at least two years prior to any renewal date.

     Mr. Playford is entitled to receive a base salary (which may be increased by UCAR's Board of Directors) of $500,000 ($540,000, approved by UCAR's Board of Directors on December 18, 1998) and annual cash bonuses (commensurate with his position). In addition, for the purpose of calculating Mr. Playford's benefits under the UCAR Carbon Retirement Program, (i) Mr. Playford earns, ratably over the initial term of the agreement, credit for 26.5 years of prior service, substantially all of which was with Union Carbide, and (ii) the amount of benefits receivable by Mr. Playford under the UCAR Carbon Retirement Program will be likewise ratably offset by the amount of benefits receivable by him under the Union Carbide Retirement Program.

     At the time he entered into the employment agreement, Mr. Playford received options to purchase 300,000 shares of common stock. Two-thirds of the options vest on the second anniversary of the date of grant and the balance of the options vest on the third anniversary of the date of grant. The exercise price per share of the options ($30.58 per share) was equal to the average of the high and low trading prices for the 20 business days immediately preceding the date of grant. The options expire in January 2007. Other provisions relating to the options are described below.

     The agreement provides for termination (subject to certain notice and other procedural provisions) by UCAR for cause or by Mr. Playford for good reason and contains a noncompetition covenant which continues for a period of two years beyond the expiration of the then current term. If UCAR terminates
Mr. Playford's employment without cause or Mr. Playford resigns for good reason, then Mr. Playford will be entitled to severance payments and enhanced pension benefits and all of his years of prior service, substantially all of which was with Union Carbide, will be immediately recognized. Those severance payments will equal 2.99 times the sum of Mr. Playford's base salary and his prior year's cash bonus. Mr. Playford's pension benefits will be enhanced by assuming that he had an additional three years of age and three years of service. These benefits are payable commencing immediately following termination of employment and are not reduced for early commencement of benefits.

     In connection with our leveraged recapitalization in January 1995 (the "RECAPITALIZATION"), UCAR entered into employment agreements with each of Messrs. Mancino, Krass and Hart as well as certain other former officers. Each of the agreements had a three-year initial term, which expired on January 26, 1998, and provides for automatic renewals for successive additional one-year terms unless UCAR or the officer gives notice of non-renewal not less than 90 days prior to the expiration of the then current term or the officer retires in accordance with the applicable retirement plan. At January 26, 1998, each of the officers was eligible to so retire; Messrs. Krass and Hart so retired on March 13, 1998. Each of the agreements provides for termination (subject to certain notice and other procedural provisions) by UCAR for cause or by the officer for good reason and contains a noncompetition covenant which continues for a period of two years beyond the expiration of the then current term.

     Under the agreements, the base salary (which may be increased by UCAR's Board of Directors) currently for Mr. Mancino is $215,000 and the base salary at the time of retirement for Mr. Krass was $540,000 and for Mr. Hart was $315,000. The agreements provide the officers with the opportunity to receive two cash bonuses, the first of which consists of annual awards as determined by UCAR's Board of Directors and the second of which is payable if actual EBITDA (as defined in the agreements) equals or exceeds specified targets. The amount of the EBITDA cash bonus equals 75% of base salary (excluding increases in base salary subsequent to the Recapitalization) for achieving 100% of the specified target, plus an additional 5% of base salary (excluding those increases) for each percentage point by which actual EBITDA exceeds such specified target.
Mr. Barnard is also eligible for both bonuses and Mr. Pretorius is eligible for an annual cash bonus. No EBITDA cash bonuses were payable in 1998.

     The agreements provide that, if UCAR terminates the employment of the officer without cause or the officer resigns for good reason, the officer will be entitled to severance payments and enhanced pension benefits. Those severance payments will equal two times the sum of the officer's base salary and his prior year's annual cash bonus, reduced by any pension payments paid by us under our qualified and nonqualified pension plans for the two-year period following such termination (or, if the officer elects to defer receipt of such benefits, the amount the officer would have so received). The officer's pension benefits will be enhanced by assuming that he had an additional three years of age and three years of service. These benefits are payable commencing immediately following termination of employment and are not reduced for early commencement of benefits.

     In March 1998, Mr. Kennedy was elected Chairman of the Board and Chief Executive Officer. Mr. Kennedy was entitled to receive an annual base salary of $540,000 ($500,000, effective July 1, 1998 until March 31, 1999) and annual cash bonuses (at a level commensurate with his position). Effective April 1, 1999, Mr. Kennedy will be entitled to receive an annual retainer of $100,000. In March 1998, Mr. Kennedy also received options to purchase 300,000 shares of common stock. The options vested in March 1999. The exercise price per share of the options ($34.36 per share) was equal to the average of the high and low trading prices for the 20 business days immediately preceding the date of grant. The options expire ten years after the date of grant. Other provisions relating to the options are described below.

     In September 1998, UCAR's Board of Directors approved severance compensation agreements for more than 25 members of management, including the current named executive officers. In the case of the current named executive officers, the agreements provide for severance compensation equal to 2.99 times the officer's base salary and, with respect to U.S. employees, extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). The officers are entitled to the compensation if they are terminated (other than for cause) or resign for good reason within 12 months after a change in control. A change in control has the same meaning under the agreements as it has under certain stock options as described below. The employment agreement with Mr. Playford also has a change of control provision similar to the ones under these agreements, except that it covers termination or resignation within two years after a change in control. To the extent that Mr. Playford's employment agreement provides for greater benefits than a severance compensation agreement, he shall be entitled to the greater benefits.

     Stock Options. We maintain several plans which provide for the grant of options to purchase shares of common stock to management employees and which are amended from time to time. In 1998, non-employee directors became eligible to receive options under one of the plans and the number of shares of common stock subject to plans in which named executive officers and non-employee directors are eligible to participate was increased to about 7,300,000. Management employees have been and may be granted vested or unvested options at the discretion of UCAR's Board of Directors or the Organization, Compensation and Pension Committee. Unvested options granted to management employees have vested or may vest on satisfaction of such employment or performance conditions as may be provided in the plan or as may be imposed by UCAR's Board of Directors or the Organization, Compensation and Pension Committee at the time of grant. The exercise price per share of options granted under the plans must equal the fair market value of a share of common stock on the date of grant. Prior to September 1998, the definition of fair market value under certain plans had been the average of the high and low trading prices for the 20 business days immediately preceding the relevant date, except in the case of options granted in connection with the Recapitalization. The exercise price per share of those options was fixed at $7.60 per share, which was the price at which unrelated third parties purchased a majority of the outstanding shares of common stock on that date. In September 1998, the definition of fair market value under those plans was changed to mean the closing sale price of a share of common stock on the last trading day preceding the relevant date. The exercise price of options may, under certain circumstances, be paid with shares to be issued upon exercise of such options. Any shares subject to, and the exercise prices of, options are subject to adjustment for stock dividends, stock splits, share combinations and certain other events. All options which have been granted, and substantially all options which may be granted, under the plans are nonqualified stock options. Options awarded to employees expire on, among other dates, the date fixed by UCAR's Board of Directors or the Organization, Compensation and Pension Committee at the time the options are granted, but must expire within no more than 12 years after the date of grant.

     In September 1998, UCAR's Board of Directors granted to more than 175 management employees ten-year options to purchase an aggregate of 1,986,500 shares. Of those options, options to purchase 200,000 shares were granted to Mr. Kennedy, 300,000 shares to Mr. Playford, 100,000 shares to Mr. Mancino, 57,000 shares to Mr. Pretorius and 66,000 shares to Mr. Barnard. The exercise price per share of the options is $17.06. One-third of the options will vest on September 29, 1999. The remaining two-thirds of the options will vest on September 29, 2005 so long as the employee is still an employee, except that one-half of those remaining options will vest earlier if the closing price of the common stock is at least $20.50 for 20 consecutive trading days and the other one-half will vest earlier if the closing price of the common stock is at least $24.00 for 20 consecutive trading days.

     UCAR has the right to cancel substantially all outstanding options in the event of a change in control, in which event UCAR is required to pay participants an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. For this purpose, after the plans discussed above were amended in 1998, a change in control occurs on: (i) the date on which any person or group becomes the beneficial owner of more than 15% of the outstanding common stock (22.5%, if the person or group held more than 15% of the outstanding common stock in August
1998); (ii) the date, at the end of any two-year period, on which Incumbent Directors cease to constitute a majority of UCAR's Board of Directors;
(iii) the date on which stockholders of UCAR approve a liquidation or dissolution of UCAR; or (iv) the date on which UCAR consummates certain reorganizations, mergers, asset sales or similar transactions.

     Compensation Deferral. Through May 1998, we maintained a compensation deferral plan for the benefit of United States-paid management employees who participate in variable compensation programs. The plan was effective for compensation that would otherwise have been paid on or after January 1, 1995. Under the plan, participants were able to defer up to 85% of their variable compensation, up to 50% of their base salary and up to 100% of their lump sum payments from some of our other non-qualified plans. A portion of these deferrals may have been subject to a matching employer contribution.

     Retirement. Prior to February 25, 1991, substantially all of our domestic employees participated in the Union Carbide Retirement Program. Effective February 25, 1991, we adopted the UCAR Carbon Retirement Program, which was similar to the Union Carbide Retirement Program at that time. The cost of the UCAR Carbon Retirement Program is borne entirely by us. The UCAR Carbon Retirement Program covers substantially all of our employees in the U.S. and certain U.S. nationals employed by our foreign subsidiaries. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide Retirement Program. Benefits paid by the Union Carbide Retirement Program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All of our employees who retired prior to February 25, 1991 are covered under the Union Carbide Retirement Program. Subject to certain limitations, all service and earnings recognized under the Union Carbide Retirement Program prior to February 25, 1991 are recognized under the UCAR Carbon Retirement Program.

     The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65 in 1999, under the Union Carbide Retirement Program and the UCAR Carbon Retirement Program on a combined basis.

                             RETIREMENT PLAN TABLE

                                               YEARS OF SERVICE
AVERAGE ANNUAL     -------------------------------------------------------------------------
COMPENSATION          15           20           25           30           35           40
--------------     --------     --------     --------     --------     --------     --------
  $  100,000       $ 22,500     $ 30,000     $ 37,500     $ 45,000     $ 52,500     $ 60,000
     150,000         33,750       45,000       56,520       67,500       78,750       90,000
     250,000         56,250       75,000       93,750      112,500      131,250      150,000
     500,000        112,500      150,000      187,500      225,000      262,500      300,000
     750,000        168,750      225,000      281,250      337,500      393,750      450,000
   1,000,000        225,000      300,000      375,000      450,000      525,000      600,000

     Under the UCAR Carbon Retirement Program, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the three-year period preceding retirement, or the highest average monthly compensation received during any three calendar years in the 10 calendar years preceding retirement if it would result in a higher pension benefit, multiplied by the number of years of service credit, less up to 50% of projected primary Social Security benefits and less any public pension (except any military pension or any benefit under the Social Security Act). An employee who is (i) age 62 or over with ten or more years of service credit or (ii) whose age and service credit add up to 85 may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by the UCAR Carbon Retirement Program includes salary and certain variable compensation and includes group profit sharing in an amount up to 8% of the employee's base salary. The benefits payable reflected in the preceding table are calculated on a straight life annuity basis and are subject to an offset for such Social Security benefits.

     For federal income tax purposes, the amount of benefits that can be paid from a qualified retirement plan is restricted. We have adopted nonqualified unfunded plans for payment of those benefits at retirement that cannot be paid from our qualified retirement plan. These nonqualified plans together with our qualified retirement plan constitute the UCAR Carbon Retirement Program. Employees who retire after January 1, 1994 may elect to receive the payment of benefits from these nonqualified unfunded plans monthly, in a lump sum payment or in annual payments over up to ten years. Benefits under certain of these plans, under certain circumstances, may be terminated if UCAR's Board of Directors determines that an employee has engaged in activities which are detrimental to the interests of, or are in competition with, the UCAR Group. Except as described in the preceding sentence, the practical effect of these non-qualified plans is to calculate benefits to all employees, including those who are officers and directors, on a uniform basis.

     Benefits under these nonqualified plans are generally paid out of our general assets, although they may also be paid through a grantor trust adopted by us or by purchase of annuities. When we purchase annuities, this does not increase the after tax amount of benefits to which employees are entitled, but does relieve us of liability for the benefits under the nonqualified plans covered by such annuities.

     As of February 28, 1999, the named executive officers were credited with the number of years of service under the UCAR Carbon Retirement Program (unless noted otherwise) as follows: Mr. Playford, age 51, is credited with 27 years of service, substantially all of which was with Union Carbide and which will vest under the UCAR Carbon Retirement Program ratably through 2003. Mr. Mancino, age 56, is credited with 23 years of service. Mr. Barnard, age 49, is credited with 27 years of service, of which 26 years were with our foreign subsidiaries and will vest under the UCAR Carbon Retirement Program during 1999. Mr. Krass, age 62, is credited with 35 years of service. Mr. Hart, age 62, is credited with 37 years of service. Mr. Kennedy does not participate in the UCAR Carbon Retirement Program. Mr. Pretorius, age 47, is an employee of our Swiss subsidiary and participates in a defined contribution retirement plan sponsored by it. His balance in that plan as of December 31, 1998 was $22,534. In addition, Mr. Pretorius has earned benefits under an international pension plan and a defined benefit plan sponsored by our South African subsidiary. His aggregate benefit earned under these two plans as of December 31, 1998 was $36,755, payable from age 63, plus a gratuity lump sum payment of $110,265, payable at age 63.

     Benefit Security. We have adopted a grantor trust to assist us in providing for payment of certain benefit plan obligations to management which are currently paid out of our general assets. These obligations include accrued benefits under nonqualified retirement plans and severance obligations under employment and other agreements. In 1998, we used funds in the trust to purchase annuities to pay certain of those accrued benefits with respect to certain members of senior management, including Mr. Mancino. The trust was also used to set aside compensation which was deferred under our compensation deferral plan.

     The trust contains a benefits protection account which makes funds available to the trustee to assist participants and their beneficiaries in enforcing their claims with respect to those benefits and obligations upon a change in control. We may from time to time contribute assets to or, with the approval of a majority of UCAR's Board of Directors, withdraw assets from the trust (other than from the benefits protection account, to which $250,000 has been contributed), except that no withdrawal can be made after a change in control until all such benefits and obligations are paid or discharged. UCAR's Board of Directors may amend or terminate the trust at any time prior to a change in control. Upon a change in control, the trust becomes irrevocable, UCAR is required to make contributions to the trust sufficient to discharge such obligations or pay such benefits and the trustee is required to use the amounts held in the trust for such purposes. Upon a change in control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of UCAR in the event of UCAR's insolvency or bankruptcy. A change in control has the same meaning for the trust as it has under the plan providing for restricted stock awards to directors, except that any transaction approved by a majority of the Incumbent Directors shall not constitute a change in control if so determined by two-thirds of the Incumbent Directors.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Kennedy, who has served as Chairman of the Board since March 1998 and who served as Chief Executive Officer from March 1998 until June 1998, was a member of the Organization, Compensation and Pension Committee until May 1998.

     REPORT ON EXECUTIVE COMPENSATION. In accordance with the rules and regulations of the SEC, the following report of the Organization, Compensation and Pension Committee and the table and other information under the caption "Performance Graph" appearing immediately thereafter shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Securities Exchange Act of 1934, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC.

     UCAR's philosophy has always been, and continues to be, to seek to align the interests of management with the interests of stockholders. UCAR seeks to implement this philosophy through a combination of base compensation (including benefits) and stock and cash-based incentives. In general, base compensation is intended to be sufficient to attract and retain qualified management employees, even if incentive compensation is not earned as soon as expected. Stock-based incentive compensation is designed to reward management for increases in the market value of the common stock. The Committee believes that this is the primary interest of stockholders and that, over the long term, improvements in financial performance of the UCAR Group's business will be the primary drivers of such increases. The Committee also recognizes that, notwithstanding improvements in financial performance, increases in market value may not be realized on a timely basis due to external factors beyond management's control. These include macroeconomic factors such as changes in interest rates and monetary and fiscal policies in the United States and elsewhere. The Committee believes that cash-based incentive compensation is an important element in keeping management focused on improving the UCAR Group's financial performance despite those external factors.

     Implementation of this philosophy is tempered by several factors. First, competition for qualified management employees is intense. Second, the UCAR Group continues to face very burdensome antitrust and other legal issues. At the same time, it has encountered a very difficult business environment. This is due to economic conditions which are materially adversely affecting the global steel and metal industries that are the UCAR Group's principal customers. Further, management compensation had been based on a plan developed in 1995 to meet needs in connection with the Recapitalization. That plan was no longer appropriate in light of the conditions affecting the UCAR Group in 1998.

     In 1998, the UCAR Group put in place a new management team. Viewing that development and other changed conditions as an opportunity to make adjustments (to the extent feasible under existing contracts), executive compensation was both reset and simplified. Currently, executive compensation consists primarily of base salary, annual cash bonuses and stock options. Each of these components is awarded to the chief executive officer by UCAR's Board of Directors based on recommendations of the Committee and to the other members of senior management by UCAR's Board of Directors based on recommendations by the chief executive officer as well as the Committee.

    Base Salary for each member of senior management is determined after taking into account his or her current position and prior year's base salary, the performance during the prior year of the business or functional unit for which he or she was responsible and, to the extent relevant, the geographic area in which he is employed.

    Annual Cash Bonuses awarded to each member of senior management are determined based, in addition to the factors mentioned above, on the performance during the prior year of the UCAR Group as a whole. Based on the performance of the UCAR Group as a whole and the short period of time for which the new management team was in place during 1998, no annual cash bonuses were awarded to senior management (with limited exceptions) in 1998. Instead, annual cash bonuses for 1999, payable in 2000, are expected to be based on financial performance as measured against financial plans announced in late 1998 and, if the targets are achieved, are expected to represent approximately one and one-half times normalized annual awards.

    Stock Options granted to each member of senior management are determined based on the same factors mentioned above. In September 1998, UCAR's Board of Directors granted options to each member of senior management in amounts equal to approximately three times normalized annual grants. These grants are expected to be the only grants to be made to these members of senior management through 2000, aside from those in connection with promotions and similar events. The options have two vesting periods, a short-term period designed to retain management employees while the UCAR Group's global restructuring and rationalization plan is being implemented and a long-term period designed to retain management employees for an extended period, subject to accelerated vesting if target prices for the common stock are met.

     Mr. Playford's compensation for 1998 was determined on the same basis as other members of senior management (commensurate with his position), but with adjustments to take into account incentives to induce him to assume leadership and responsibility for the UCAR Group under difficult circumstances as well as his experience and prior familiarity with the UCAR Group's business and industry.

     Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of the $1 million limit certain elements of compensation, including performance based compensation, provided that certain requirements are met. While the Committee and UCAR's Board of Directors considered the impact of Section 162(m) in connection with adopting and implementing the philosophy described above, they do not believe that Section 162(m) is a significant factor in determining the amount or types of compensation to be paid to senior management or the conditions to payment of such compensation.

                                          R. Eugene Cartledge
                                          John R. Hall
                                          Thomas Marshall

     Mr. Marshall joined UCAR's Board of Directors in June 1998 and the Organization, Compensation and Pension Committee in September 1998 and submits this report only with respect to events occurring thereafter.

       PERFORMANCE GRAPH. The graph set forth below shows cumulative total return to stockholders on an initial investment of $100 in the common stock as compared to an initial investment of $100 in the Standard & Poor's 400 Midcap Index and the NYSE Industrials Index over the period from August 10, 1995, the first trading date for the common stock, through December 31, 1998. Total return assumes dividend reinvestment. The performance shown on the graph is not necessarily indicative of future performance.

[GRAPH]

     Sources: Compustat, Bloomberg L.P.

                                            10 AUG 95   31 DEC 95   31 DEC 96   31 DEC 97   31 DEC 98
                                            ---------   ---------   ---------   ---------   ---------
UCAR INTERNATIONAL INC....................   $100.00     $125.58     $140.00     $148.61     $ 74.99
S&P MIDCAP 400 INDEX......................    100.00      106.41      126.87      167.76      190.34
NYSE INDUSTRIALS..........................    100.00      109.80      133.62      173.34      195.93

     SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS. The following table sets forth, as of February 16, 1999, the number and percentage of outstanding shares of common stock owned beneficially by: (i) each stockholder known by UCAR to own more than 5% of the outstanding shares of common stock; (ii) each director of UCAR; (iii) each of the named executive officers; and (iv) all directors and executive officers as a group. The number of shares of common stock outstanding as of February 16, 1999 was 45,203,794.



                                                                                        PERCENTAGE OF
                        BENEFICIAL OWNER                           NUMBER OF SHARES     OUTSTANDING SHARES
----------------------------------------------------------------   ----------------     ------------------
The Baupost Group, L.L.C.(a) ...................................       2,667,900                5.9%
  44 Brattle Street
  Cambridge, MA 02138

J. & W. Seligman & Co. Inc. (a)  ...............................       2,490,824                5.5%
  100 Park Avenue, 8th Floor
  New York, NY 10017

Trinity I Fund, L.P.(a)  .......................................       3,246,600                7.2%
  201 Main Street, Suite 3200
  Fort Worth, TX 76102

Southeastern Asset Management, Inc.(a) .........................       9,055,200               20.0%
  6075 Poplar Avenue, Suite 900
  Memphis, TN 38119

Robert D. Kennedy(b) ...........................................         535,000                1.2%

Gilbert E. Playford ............................................         106,468                  *

Peter B. Mancino(b) ............................................         248,132                  *

Hermanus L. Pretorius(b) .......................................          40,297                  *

Petrus J. Barnard(b) ...........................................         128,043                  *

Robert P. Krass(b) .............................................       1,009,767                2.2%

Robert J. Hart(b) ..............................................         468,153                1.0%

R. Eugene Cartledge(b) .........................................           8,800                  *

Alec Flamm .....................................................           4,400                  *

John R. Hall(b) ................................................          12,000                  *

Thomas Marshall ................................................           5,400                  *

Michael C. Nahl ................................................           1,200                  *

Directors and executive officers as a group(c) (14 persons) ....       1,296,840                2.8%


------------------
 * Represents holdings of less than one percent


(a) Based solely upon the Schedule 13G or 13D filed as of February 16, 1999 by such stockholder with the SEC. Such stockholder may be part of a group which filed the Schedule 13G or 13D jointly.


(b) Includes shares subject to vested options as follows: Mr. Kennedy, 500,000 shares (including 200 options which will vest April 1, 1999); Mr. Mancino, 215,153 shares; Mr. Pretorius, 27,397 shares; Mr. Barnard, 116,689 shares; Mr. Krass, 889,520 shares; Mr. Hart, 293,962 shares; Mr. Cartledge, 5,000 shares; and Mr. Hall, 5,000 shares.

(c) Based solely upon registered ownership. Includes 989,598 shares subject to vested options and options that are scheduled to vest by May 25, 1999.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Exchange Act requires UCAR's directors and officers and holders of more than 10% of the outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of UCAR. UCAR believes that, during 1998, its directors and officers and holders of more than 10% of the outstanding shares of common stock complied with all reporting requirements under Section 16(a).

     CERTAIN TRANSACTIONS. In connection with the Recapitalization, we provided interest-free loans (i) in an aggregate amount of $2 million to members of management who purchased stock and received additional restricted matching stock pursuant to an equity ownership program and (ii) in the aggregate amount of $1 million to members of management who elected to recognize income pursuant to
Section 83(b) of the Internal Revenue Code at the time they received the restricted matching stock. In addition, we agreed to reimburse the borrowers for the incremental income tax liability (at such time as such liability is incurred) due on interest income imputed because of the interest-free nature of the loans. Although the loans generally are nonrecourse to the borrowers, we are permitted to offset severance payments which are otherwise payable to the borrowers upon their termination of employment by the amount of any outstanding loan. The outstanding amount of each loan to an executive at December 31, 1998, which is also the largest aggregate amount of each such loan outstanding during 1998, was: $102,547 for Mr. Mancino; $1,281,832 for Mr. Krass; and $780,162 for
Mr. Hart.

     In September 1998, UCAR's Board of Directors adopted an executive employee loan program. All members of senior management are eligible to participate in the program. Under the program, participants are able to borrow, on a full recourse basis, an amount equal to up to their annual base salary (or, in the case of the chief executive officer, three times his annual base salary). The loans are non interest-bearing and become due upon the earlier to occur of termination of employment or the expiration of five years from the date of borrowing. We have agreed to reimburse the borrowers for the incremental income tax liability (at such time as such liability is incurred) due on the interest income imputed because of the interest-free nature of the loans. The outstanding amount of each such loan to an executive at December 31, 1998, which is also the largest aggregate amount of each such loan outstanding during 1998, was:
$1,620,000 for Mr. Playford; $215,000 for Mr. Mancino; $199,950 for
Mr. Pretorius; $176,000 for Mr. Barnard; and an aggregate of $516,000 for all other executive officers as a group.

     In September 1998, UCAR's Board of Directors adopted an executive employee stock purchase program. All members of senior management are eligible to participate in the program. Under the program, participants are able to purchase shares of common stock from UCAR in an amount equal to up to their annual base salary (or, in the case of the chief executive officer, three times his annual base salary). The purchase price per share under the program equals the closing price of a share of common stock on the last trading day prior to the date of purchase. During December 1998, the number of shares purchased by each executive officer was: 104,516 shares for Mr. Playford; 13,870 shares for Mr. Mancino; 12,900 shares for Mr. Pretorius; 11,354 shares for Mr. Barnard; and 33,289 shares for all other executive officers as a group. The weighted average purchase price per share for these shares was $15.50.

     STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS FOR
2000. Proposals which stockholders wish to have considered for inclusion in the proxy statement for the annual meeting of stockholders for 2000 must be received at UCAR's principal executive office on or before November 26, 1999. UCAR's Amended and Restated By-Laws provide that notice of a proposal by a stockholder must be received by the Secretary of UCAR not later than the date that is 120 days before the meeting before which such proposal is to be brought, except in certain circumstances, and must contain detailed information regarding the proposal and the stockholder making the proposal. Proxyholders named in the proxy card enclosed with that proxy statement will have discretionary authority to vote on any proposal submitted after such deadline.

INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP has been recommended by the Audit Committee and selected by UCAR's Board of Directors to audit our books and accounts for 1999.

     Representatives of KPMG LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     KPMG LLP has advised us that neither it nor any of its members has any direct financial interest in the UCAR Group as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by KPMG during 1998 were furnished at customary rates.

OTHER INFORMATION

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of common stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business.

     The nominees receiving a plurality of the votes cast will be elected as directors.

     Only those votes cast for or against a proposal are used in determining the results of a vote.

     Abstentions and broker nonvotes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum. With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal they will have the same effect as votes against the proposal. Broker nonvotes, on the other hand, are not considered present at the meeting for the particular proposal for which the broker withheld authority to vote.

     In addition to the solicitation of proxies by mail, officers or other employees, without extra remuneration, may solicit proxies by telephone or personal contact.

     We will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares of common stock and will pay such persons for forwarding such material.

     All costs for the solicitation of proxies by UCAR's Board of Directors, anticipated to be approximately $10,000, will be borne by us.

     A list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours during the 10 days prior to the meeting at UCAR's principal executive offices at Suite 1100, 3102 West End Avenue, Nashville, Tennessee.

                             UCAR INTERNATIONAL INC.
                          PROXY/VOTING INSTRUCTION CARD

                      This proxy is solicited on behalf of
                the Board of Directors of UCAR International Inc.
             for the Annual Meeting of Stockholders on May 11, 1999

     The undersigned appoints Craig S. Shular, Peter B. Mancino and Karen G. Narwold, and each of them with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of UCAR International Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 11, 1999, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election for the nominees listed on the reverse side. If you are a participant in the UCAR Carbon Savings Plan (the "Savings Plan"), the front of this Proxy Card shows units allocated to you under the Savings Plan. The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

(Continued, and to be dated and signed, on the other side)

                            UCAR INTERNATIONAL INC.
                            P.O. BOX 11202
                            NEW YORK, N.Y. 10203-0202

1. Election of Directors

   FOR all nominees listed below.

   WITHHOLD AUTHORITY to vote for all nominees listed below.

   *EXCEPTIONS

Nominees: Robert D. Kennedy, R. Eugene Cartledge, Alec Flamm, John R. Hall, Thomas Marshall, Michael C. Nahl and Gilbert E. Playford.

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

If you plan to attend the meeting please check here.

Change of Address and or Comments Mark Here.

The signature on this Proxy should correspond exactly with stockholders name as printed to the left. In the case of joint tenancies both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated: ______________________, 1999

___________________________________
(Signature)

___________________________________
(Signature)

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

Votes must be indicated (x) in Black or Blue ink